EXHIBIT 99.1

Vision-Sciences, Inc. Introduces Advanced, Video-Based Bronchoscope and EndoSheath® technology to Enthusiastic International Pulmonary Market

Europe’s Largest Respiratory Conference, the site for ground-breaking endoscopy technology launch and educational workshops, greets Vision-Sciences product with robust acceptance.

BERLIN, GERMANY, October 10th, 2008 – Vision-Sciences, Inc. (Nasdaq: VSCI) announced the international introduction of its new, advanced video bronchoscopy platform at the 18th Annual European Respiratory Society (ERS) conference in Berlin, Germany. Over 17,000 participants attended the scientific and educational conference, the largest in Europe and one of the most comprehensive ever in the field of lung health and disease.

Vision-Sciences’ new bronchoscopy system is the latest addition to its revolutionary 5000 Series video endoscopy line. The new bronchoscope provides high resolution video imaging and superior endoscopic functionality. It employs the company’s proprietary EndoSheath® technology, for the first time allowing pulmonologists high performance bronchoscopy combined with the unparalleled practice efficiency and enhanced safety of the EndoSheath® technology.

“We are excited to introduce our ground-breaking video bronchoscopy system to the European and international community,” stated Mr. Ron Hadani, CEO of Vision-Sciences. “We believe that our advanced endoscope combined with the EndoSheath® technology is perfectly suited to address the specific needs and concerns of the pulmonology and respiratory communities. This new technology uniquely addresses the traditional concerns over cleaning, repairing and efficiency of conventional bronchoscopes.“

The new Vision Sciences® BRS-5000 Flexible Bronchoscope is the first pulmonary endoscope in the company’s new series of uniquely advanced digital endoscopy platforms. The lightweight videoscope design facilitates diagnostic as well as therapeutic procedures using the world’s smallest diameter insertion tube.  The insertion tube contains a high resolution, tiny CCD (charge coupled device) based camera at the tip, offering a sharp, high-definition, vibrant full screen image. The company is cleared to market its new bronchoscopy product line in the United States, and has recently received CE Mark to market the bronchoscopy system in Europe, Australia and other parts of the world.

Unlike endoscopes from other manufacturers, Vision-Sciences’ new advanced video bronchoscope does not contain difficult-to-clean operating channels. Instead, the BRS-5000 Bronchoscope utilizes the company’s patented, disposable, sterile EndoSheath® technology that covers the entire endoscope. Each single use, disposable sheath contains a sterile operative channel, which eliminates patient tissue or organic matter from coming into contact with the reusable endoscope or the next patient.

"The Endosheath® Bronchoscope changes the playing field. With the introduction of this system, I believe that as of today you (Vision-Sciences) are the new leader in ICU bronchoscope functionality.“ commented Joris Van Der Horst, MD, a respiratory physician at the Glasgow Royal Infirmary.

Mr. Ron Hadani added, “With patient-to-patient cross-infection risks being a paramount concern in the Bronchoscopy arena, the EndoSheath® technology offers a unique alternative to the current cleaning and disinfection process associated with conventional bronchoscopes. Our technology does not have the small, difficult-to-clean mechanical components used on conventional bronchoscopes that have long been the subject of infection control monitoring. The EndoSheath® technology eliminates the need for elaborate high-level disinfection between each patient, permitting rapid equipment turnover.  This reduces capital investment for additional endoscope inventory, reduces exposure of the staff, patients and equipment to toxic chemicals and dramatically lowers repair and maintenance costs while providing the patient with safe, sterile instrumentation.” “In addition,” continued Mr. Hadani, “until now the fact that the channel was an integrated part of the conventional bronchoscopes forced pulomonologists to purchase a large inventory of conventional bronchoscopes to address the need for different channel sizes for various patient conditions and procedures.  Our new EndoSheath®-based BRS-5000 bronchoscope is the first and only product where the channel is part of the disposable sheath, thus the physician is able to configure the bronchoscope by loading a specific sheath with the required channel size for the procedure he or she is about to perform. This is a unique and extremely important feature that further reduces the need for a large inventory of scopes with various  size channels.”

The company has also successfully completed viral microorganism “barrier testing” in accordance with FDA guidance for the videoscope EndoSheath® technology, proving that the EndoSheath® barrier is effective to microorganisms as small as 27 nanometers – the FDA benchmark. All other dangerous microorganisms such as the AIDS virus (80-120 nanometers), Hepatitis-C (30-60 nanometers) or Herpes Simplex Virus (150-200 nanometers) are significantly larger.

Vision-Sciences will be introducing its new EndoSheath® Bronchoscopy product line to the United States and global community during the upcoming annual American College of Chest Physicians’ (ACCP) “CHEST” conference in Philadelphia, October 25th through the 30th.

Founded in 1990, the European Respiratory Society is a not-for-profit, international medical organization with nearly 9,000 members from over 100 countries. The society aims to alleviate suffering from respiratory disease and to promote lung health through research, knowledge sharing, medical and public education. It is the largest society in Europe in its field with research and education in areas such as: lung cancer, COPD, tuberculosis, and legionella pneumonia. This year the society, through its European Lung Foundation, awarded New York Mayor Michael Bloomberg its annual ELF award in recognition of his outstanding work to promote freedom from smoking worldwide. Additional information on the ERS can be found at www.ersnet.org.

About Vision-Sciences:

Vision-Sciences, Inc. (Nasdaq: VSCI) develops, manufactures and markets unique flexible endoscopic products for the urology, gastroenterology, pulmonology and ENT markets, utilizing the proprietary sterile disposable EndoSheath® Technology. This technology provides quick and efficient equipment turnover, and ensures the patient a contaminant-free endoscope insertion.

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Vision-Sciences or its management "believes," "expects," "allows", "anticipates," or other words or phrases of similar import.  Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.  Other risk factors are detailed in our most recent annual report and other filings with the SEC.

Contact:  Vision-Sciences, Inc., Christian Escobar, Director of Marketing - 845-365-0600